Schedule 14A Information

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No. )

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TEMPLETON RUSSIA AND EAST EUROPEAN FUND, INC.

(Name of Registrant as Specified in its Charter)

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TEMPLETON RUSSIA & EAST EUROPEAN FUND, INC.

300 S.E. 2nd Street, Fort Lauderdale, Florida 33301-1923

October 8, 2015

Dear Investor:

THE ANNUAL MEETING OF SHAREHOLDER’S HAS BEEN ADJOURNED TO OCTOBER 29, 2015 AND OUR RECORDS INDICATE THAT YOU HAVE NOT YET VOTED ON A CRITICAL LIQUIDATION PROPOSAL.

We have received strong support from shareholders and are very close to obtaining the votes required to enact the proposal.  To date, your fellow shareholders have voted overwhelmingly “In Favor” of the liquidation; however, additional shareholder participation is needed before the adjourned meeting takes place on October 29, 2015.

The Investment Manager of the Fund has determined the Russian and East European markets and economy have not performed well during the past decade. As a result, the Fund has had negative annualized returns for its 1-year, 3-year and 5-year periods ended June 30, 2015 at both market price and net asset value, and only modest positive annualized 10-year returns at market price and net asset value.

Institutional Shareholder Services (a corporate governance shareholder "watch dog") has reviewed the meeting agenda and issued a recommendation to shareholders to support the liquidation proposal. As quoted “Given the weak performance of Russian securities, the fund lacks one of the key efficiencies of most funds and is therefore at a competitive disadvantage in the attraction of other investors. It is therefore unlikely that the fund's prospects could improve in the near future.”

We have made numerous attempts to reach you, including by e-mail, postal mail and phone calls.  You can vote online, by telephone or by signing and returning the enclosed proxy card, which also includes voting instructions. In order to allow you sufficient time to respond, the Templeton Russia & East European Fund, Inc. has been adjourned until October 29, 2015.

WE NEED YOU TO VOTE AS SOON AS POSSIBLE.

If you have any questions regarding the enclosed proxy card or need assistance voting, please call 1-866-745-0269, Monday through Friday, 9 a.m. to 10 p.m.

Thank you in advance for your participation.

Sincerely,

/s/LORI WEBER

Lori Weber

Vice President and Secretary